Exhibit 99.1

FROM:	Porter, LeVay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES 2006 RESULTS:

Q4 EPS OF $.16 FOR 2006 vs NON-GAAP EPS OF $.12 FOR 2005

MEDWAY, MA, February 15, 2007 — Cybex International, Inc. (NASDAQ: CYBI), a leading exercise equipment manufacturer, today reported results for the fourth quarter and year ended December 31, 2006. Net sales for the fourth quarter 2006 were $38,212,000, compared to $36,000,000 for the fourth quarter 2005, an increase of 6%. The Company reported net income for the fourth quarter of 2006 of $2,776,000, or $.16 per diluted share, compared to net income of $2,439,000, or $.16 per diluted share, for the corresponding period of 2005. Excluding a fourth quarter 2005 litigation-related charge, and after an adjustment to the tax provision for the period as described below, the Company’s fourth quarter 2005 non-GAAP net income was $1,802,000, or $.11 per diluted share.

For the year ended December 31, 2006, net sales were $126,924,000, compared to $114,646,000 for 2005, an increase of 11%. The Company reported net income for the year ended December 31, 2006 of $20,368,000, or $1.19 per diluted share, compared to net income of $61,000, or $.00 per diluted share, for the year ended December 31, 2005. Excluding 2005 litigation-related charges, and after adjustments to the Company’s tax provision for each period as described below, the Company’s non-GAAP net income for 2006 was $5,050,000, or $.30 per diluted share, compared to non-GAAP net income of $2,874,000, or $.18 per diluted share, for 2005.

Actual results for the year ended December 31, 2006 include a reduction in the Company’s deferred tax valuation allowance, resulting in a net tax benefit of $11,775,000 for the year ended December 31, 2006. Actual results for the fourth quarter and year ended December 31, 2005 included increases in the Company’s litigation reserve resulting in pre-tax charges of $504,000 and $4,605,000, respectively. As previously announced, two of the litigation matters included within the litigation reserve were resolved after the end of 2006.

The Company’s deferred tax valuation allowance was reduced effective July 1, 2006, and the results for the quarter and year ended December 31, 2006 include a tax provision reflecting an effective tax rate of approximately 41% calculated for the quarter and six-month period ended December 31, 2006. The 2006 non-GAAP results include a tax provision calculated as though the Company’s effective tax rate for the six-month period ended December 31, 2006 was applicable for all of 2006, and the 2005 non-GAAP results include a tax provision at approximately the same effective rate. The non-GAAP adjustments have been made to provide a basis for reviewing the Company’s operating performance on a consistent basis for all of the periods presented.

John Aglialoro, Chairman and CEO, stated, “2006 was a very satisfying year. Most importantly, the Company increased new product development capacity and pace which has resulted in a promising pipeline of new products for 2007 and beyond. We launched our entry back into the high-end home market during Q4, and increased operating margins while growing the business and making investments to best position Cybex for the future.”

John Aglialoro continued: “In 2004, we announced that our corporate goals included double digit revenue growth and increases in net income at least on pace with growth in revenue. These corporate goals continue in effect and serve as a guide for our Company. We are proud that our performance in the intervening time period has met these goals stated in 2004. Our results have shown consistent improvement, including 18 quarters of year-over-year sales growth. Both revenue and net income growth have met our goal for each of the last three years (excluding the effect of litigation charges, the reduction to the valuation allowance for deferred taxes and related tax adjustments, as described above).

Simultaneous with improved operating performance, we are also proud that Cybex has achieved a stronger balance sheet. Long term debt was reduced by $23,324,000 from the end of 2003 to the end of 2006 and working capital increased over the same period from a negative $4,882,000 to a positive $14,061,000.

For 2007 and beyond, an additional goal is to continue to improve operating margins. We expect the capital investments we are making in manufacturing facilities and processes to lower production costs as well as provide for increased capacity. In Q3 2007, the Cybex strength lines will move into our new Owatonna manufacturing facility which will house additional robotic welding, a computerized powder coat paint system, and other automation designed to lower costs and improve throughput. In addition, we have begun implementing ‘lean manufacturing’ systems and improved sourcing capabilities including global suppliers for certain parts to improve margins. Higher volume levels are also expected to result in higher margin percentages over time. The Cybex management team will continue to focus on its corporate goals as we look to the future.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2005, its Reports on Form10-Q ,its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.

- FINANCIAL TABLES TO FOLLOW -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net sales	$38,212	$36,000	$126,924	$114,646
Cost of sales	23,522	22,576	80,241	73,169

Gross profit	14,690	13,424	46,683	41,477
As a percentage of sales	38.4%	37.3%	36.8%	36.2%
Selling, general and administrative expenses	9,784	9,583	36,757	33,908
Litigation charges	—	504	—	4,605

Operating income	4,906	3,337	9,926	2,964
Interest expense, net	170	758	1,333	2,652

Income before income taxes	4,736	2,579	8,593	312
Income tax provision (benefit)	1,960	140	(11,775)	251

Net income	$2,776	$2,439	$20,368	$61

Basic net income per share	$.16	$.16	$1.24	$.00

Diluted net income per share	$.16	$.16	$1.19	$.00

Shares used in computing basic net income per share	17,195	15,131	16,397	15,122

Shares used in computing diluted net income per share	17,824	15,701	17,053	15,708

- more -

CYBEX INTERNATIONAL, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
GAAP net income	$2,776	$2,439	$20,368	$61

Adjustments
Income tax provision	—	(1,141)	(15,318)	(1,792)
Litigation charges	—	504	—	4,605

Non-GAAP net income	$2,776	$1,802	$5,050	$2,874

Basic net income per share	$.16	$.16	$1.24	$.00
Adjustments	—	(.04)	(.93)	.19

Non-GAAP basic net income per share	$.16	$.12	$.31	$.19

Diluted net income per share	$.16	$.16	$1.19	$.00
Adjustments	—	(.05)	(.89)	.18

Non-GAAP diluted net income per share	$.16	$.11	$.30	$.18

Shares used in computing basic net income per share	17,195	15,131	16,397	15,122

Shares used in computing diluted net income per share	17,824	15,701	17,053	15,708

- more -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2006	December 31, 2005
ASSETS

Current assets:

Cash	$1,419	$807

Accounts receivable, net	20,296	18,320

Inventories	9,620	9,258

Prepaid expenses and other	4,176	2,707

Deferred tax asset	3,509	—

Total current assets	39,020	31,092

Property and equipment, net	13,055	12,124

Goodwill	11,247	11,247

Deferred tax asset	8,581	—

Other assets	1,282	1,209

	$73,185	$55,672

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current maturities of long-term debt	$3,762	$3,929

Current portion of capital leases	248	481

Accounts payable	5,570	5,918

Accrued expenses	15,379	16,286

Total current liabilities	24,959	26,614

Long-term debt	—	9,730

Capital leases, excluding current portion	82	332

Other liabilities	2,163	2,808

Total liabilities	27,204	39,484

Stockholders’ equity	45,981	16,188

	$73,185	$55,672

#####